Exhibit 4.26

PORTIONS OF THIS EXHIBIT IDENTIFIED BY [*****] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

BLUECOMPANION Ltd
Carlyle House, Lower Ground Floor
235-237 Vauxhall Bridge Road, London,
England
SW1V 1EJ United Kingdom

Registered in England
Company Number: 9648211
VAT Number: UK 273 7423 90

M. Sam Agus

Chief Medical Officer

BIOPHYTIS SA

14 avenue de l’Opéra

75001

Paris, France

Addendum to the “Amendment of 31 October 2019 to Service Proposal for SARA INT of 22/12/2017 (previously amended on July 20, 2018)”

In the agreement signed on November 2nd, 2019 (Amendment of 31 October 2019 to Service Proposal for SARA INT of 22/12/2017 (previously amended on July 20, 2018)) a commitment of BlueCompanion human resources equal to 2.0 FTE (Full Time Equivalent) was established. These resources should cover all the activities best described in the amendment which can be summarized in:

•	eCRF and CLIP user support

•	eCRF programming according to the last SARA INT amendment

•	IP ICT management for SARA INT

•	eCRF and CLIP Report management (Design and development)

•	User credential management, opening, closing and tracking.

•	Documentation and quality activities

In the amendment it is also established to monitor resources to verify any deviation from the 2 FTEs, and if this exceeds a certain threshold, the contract is adjusted after the approval of Biophytis.

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The monitoring of the activities carried out between November 2019 and January 2019 resulted in a verified commitment of Bluecompanion resources equal to 3.8 FTE (without taking into account the activities carried out by Gianluca Zia). Moreover, following a reprogramming plan in the IP ICT management for SARA INT, additional tasks of BlueCompanion activities have also been envisaged, which cannot be solved without a greater commitment of time.

It was therefore agreed to increase the resources by 1.30 FTEs, to be added to the 2 current FTEs, for the period from 1 January 2020 to 30 June 2020 (6 months).

The monthly fee of 1.3 FTE that Biophytis will pay to Bluecompanion has been agreed in 6,500.00 € which will be invoiced starting from the month of February 2020 (Invoice issued in early March 2020) until August 2020 (Invoice issued in early August 2020).

Invoices will be paid within 10 days from the date of issue, as agreed for the invoices of the amendment of 10/31/19.

The commitment of Bluecompanion resources on the project will be monitored monthly to verify the compliance of the actual activities carried out with respect to the 3.3 total FTE from January 2020 to June 2020 established in the contract.

All the conditions of the amendment 10/31/2019 remain valid and unchanged.

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Without prejudice to the provisions of the previous amendment, invoices and payments for these further activities will be invoiced according to the following scheme:

[****]

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Bluecompanion Ltd
Ing. Gianluca Zia

Signature	/s/ [ILLEGIBLE]

Acceptance of proposal

Biophytis

Signature	/s/ Stanislas Veillet

Date	03/03/2020

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